STATE OF DELAWARE
CERTIFICATE OF CHANGE OF REGISTERED AGENT
AND/OR REGISTERED OFFICE

Exelixis, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is Exelixis, Inc. (the “Corporation”)
2.    The location of the Registered Office of the Corporation in the State of Delaware is changed to 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of the Registered Agent at such address upon whom process against this Corporation may be served is Corporation Service Company.
3.    The foregoing change of registered agent was adopted by a resolution of the Board of Directors of the Corporation on September 19, 2014.
IN WITNESS WHEREOF, Exelixis, Inc. has caused this Certificate of Change of Registered Agent and/or Registered Office to be executed in its corporate name as of this 6th day of October, 2014.

EXELIXIS, INC.

By: /s/ MICHAEL M. MORRISSEY
Michael M. Morrissey
President and Chief Executive Officer